Filed pursuant to Rule 424(b)(3)
File No. 333-153862

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

________________________________________________

Supplement dated January 6, 2011
to
Prospectus and Disclosure Document
dated April 1, 2010

________________________________________________

THIS SUPPLEMENT CONTAINS INFORMATION WHICH AMENDS, SUPPLEMENTS OR MODIFIES CERTAIN INFORMATION CONTAINED IN THE PROSPECTUS AND DISCLOSURE DOCUMENT OF THE GRANT PARK FUTURES FUND LIMITED PARTNERSHIP DATED APRIL 1, 2010, AND SHOULD BE READ TOGETHER THEREWITH.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 19 OF THE PROSPECTUS BEFORE YOU DECIDE TO INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMODITY FUTURES TRADING COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

This supplement revises and updates the Risk Disclosure Statement in the Prospectus under the heading “Commodity Futures Trading Commission – Risk Disclosure Statement” by replacing the first five paragraphs on page (i) under the heading “Commodity Futures Trading Commission – Risk Disclosure Statement” in their entirety with the following:

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 9 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 11.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 19.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY ENGAGE IN OFF-EXCHANGE FOREIGN CURRENCY TRADING. SUCH TRADING IS NOT CONDUCTED IN THE INTERBANK MARKET. THE FUNDS THAT THE POOL USES FOR OFF-EXCHANGE FOREIGN CURRENCY TRADING WILL NOT RECEIVE THE SAME PROTECTIONS AS FUNDS USED TO MARGIN OR GUARANTEE EXCHANGE-TRADED FUTURES AND OPTION CONTRACTS. IF THE POOL DEPOSITS SUCH FUNDS WITH A COUNTERPARTY AND THAT COUNTERPARTY BECOMES INSOLVENT, THE POOL'S CLAIM FOR AMOUNTS DEPOSITED OR PROFITS EARNED ON TRANSACTIONS WITH THE COUNTERPARTY MAY NOT BE TREATED AS A COMMODITY CUSTOMER CLAIM FOR PURPOSES OF SUBCHAPTER IV OF CHAPTER 7 OF THE BANKRUPTCY CODE AND THE REGULATIONS THEREUNDER. THE POOL MAY BE A GENERAL CREDITOR AND ITS CLAIM MAY BE PAID, ALONG WITH THE CLAIMS OF OTHER GENERAL CREDITORS, FROM ANY MONIES STILL AVAILABLE AFTER PRIORITY CLAIMS ARE PAID. EVEN POOL FUNDS THAT THE COUNTERPARTY KEEPS SEPARATE FROM ITS OWN FUNDS MAY NOT BE SAFE FROM THE CLAIMS OF PRIORITY AND OTHER GENERAL CREDITORS.

This supplement revises and replaces the text on page 3 of the Prospectus under the heading “Summary - Breakeven Amounts for Each Class of Units” and the Breakeven Analysis tables on pages 12-17 of the Prospectus under the heading “Summary – Breakeven Analysis” in its entirety as follows:

Break-Even Amounts for Each Class of Units

The following summarizes the approximate dollar returns and percentage returns required for the redemption value of a hypothetical $1,000 initial investment in offered units to equal the amount invested 12 months after the investment was made. The breakeven summary for the Global 3 Class units shows the amount required to “break-even” both with and without an early redemption fee which, for purposes of this summary, has been averaged to approximate the effect that payment of an early redemption fee will have on a redemption of such units during the first year of investment.

•	Legacy 1 Class: 5.30% (or $53.04).
•	Legacy 2 Class: 5.61% (or $56.09).
•	Global 1 Class: 4.67% (or $46.65).
•	Global 2 Class: 4.97% (or $49.73).
•	Global 3 Class: 7.13% (or $71.30) without average early redemption fee, or 8.13% (or $81.30) with average early redemption fee.

See “Summary – Breakeven Analysis” beginning on page 11 for detailed breakeven analysis of the offered units.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $1,000 initial investment in offered units to equal the amount invested 12 months after the investment was made. The breakeven analysis for Global 3 Class units shows the amount required to “break-even” both with and without an early redemption fee which, for purposes of this analysis, has been averaged to approximate the effect that payment of an early redemption fee will have on a redemption of such units during the first year of investment.  The breakeven analysis is an approximation only.

Legacy 1 Class Breakeven Analysis
Legacy 1 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$5.04
Brokerage charge(3) (5.00%)	$50.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$53.04
Percentage of initial selling price per Legacy 1 Class unit	5.30%

(1)
The minimum investment required to invest in the Legacy 1 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 1 Class unit, and, as described below, a Legacy 2 Class unit, a Global 1 Class unit, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, Graham, EMC, ETC, Rabar, Winton, Welton, Global Advisors, Transtrend, RCM, QIM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Legacy 1 Class units equals 0.4167 % per month, a rate of 5.00% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Legacy 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Legacy 2 Class Breakeven Analysis
Legacy 2 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$5.59
Brokerage charge(3) (5.25%)	$52.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$56.09
Percentage of initial selling price per Legacy 2 Class unit	5.61%

(1)
The minimum investment required to invest in the Legacy 2 Class units is $10,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Legacy 2 Class unit, and, as described above, a Legacy 1 Class unit, and, as described below, a Global 1 Class unit, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2)	Reflects incentive fees payable to Amplitude, Graham, EMC, ETC, Rabar, Winton, Welton, Global Advisors, Transtrend, RCM, QIM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Legacy 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Legacy 2 Class units equals 0.4375% per month, a rate of 5.25% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Legacy 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Global 1 Class Breakeven Analysis
Global 1 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.15
Brokerage charge(3) (4.45%)	$44.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$46.65
Percentage of initial selling price per Global 1 Class unit	4.67%

(1)
The minimum investment required to invest in the Global 1 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 1 Class unit, and, as described above, a Legacy 1 Class unit and a Legacy 2 Class unit, and, as described below, a Global 2 Class unit and a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Graham, Winton, Transtrend, QIM, RCM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 1 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Global 1 Class units equals 0.3708% per month, a rate of 4.45% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Global 1 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Global 2 Class Breakeven Analysis
Global 2 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$4.73
Brokerage charge(3) (4.70%)	$47.00
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to equal the initial selling price of the unit	$49.73
Percentage of initial selling price per Global 2 Class unit	4.97%

(1)
The minimum investment required to invest in the Global 2 Class units is $5,000. For ease of comparability, $1,000 will be deemed to be the assumed selling price per unit of a Global 2 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a Global 1 Class unit, and, as described below, a Global 3 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Graham, Winton, Transtrend, QIM, RCM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 2 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Global 2 Class units equals 0.3917% per month, a rate of 4.70% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Global 2 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

Global 3 Class Breakeven Analysis
Global 3 Class Units
Assumed initial selling price per unit(1)	$1,000.00
Trading advisors’ incentive fees(2)	$8.80
Brokerage charge(3) (6.45%)	$64.50
Operating expenses(4) (0.25%)	$2.50
Offering expenses(5) (0.30%)	$3.00
Interest income(6) (0.75%)	$(7.50)
Amount of trading income required for the redemption value at the end of one year to
equal the initial selling price of the unit, without early redemption fee	$71.30

Percentage of initial selling price per unit, without early redemption fee	7.13%
Early redemption fee(7) (1.00%)	$10.00
Amount of trading income required for the redemption value at the end of one year to
equal the initial selling price per Global 3 Class unit, with average early redemption fee	$81.30
Percentage of initial selling price per Global 3 Class unit, with average early redemption fee	8.13%

(1)	The minimum investment required to invest in the Global 3 Class units is $5,000. For ease of comparability,

$1,000 will be deemed to be the assumed selling price per unit of a Global 3 Class unit, and, as described above, a Legacy 1 Class unit, a Legacy 2 Class unit and a Global 1 Class unit, and a Global 2 Class unit, for purposes of the breakeven analysis.

(2)
Reflects incentive fees payable to Amplitude, EMC, ETC, Graham, Winton, Transtrend, QIM, RCM and Sunrise assuming they manage between 5% and 20% of invested assets and assuming each of the advisors have equivalent performance returns for the 12-month period. Actual incentive fees are calculated quarterly on the basis of each trading advisor’s individual performance, not the overall performance of Grant Park or the Global 3 Class units. Because incentive fees payable to certain of these trading advisors are calculated on the basis of trading profits realized on the assets they manage after deduction for the allocable portion of only certain expenses charged to Grant Park, these advisors would receive an incentive fee before Grant Park has recouped all expenses and reaches the “break-even” level. Incentive fees payable to certain other of these trading advisors are calculated after deduction for the allocable portion of expenses charged to Grant Park. These advisors would not receive an incentive fee before Grant Park has recouped all expenses.

(3)
The brokerage charge is paid to the general partner on a monthly basis. Effective the initial closing date, the brokerage charge for the Global 3 Class units equals 0.5375% per month, a rate of 6.45% annually, of such units’ month-end adjusted net assets. Out of this amount, the general partner pays all clearing, execution and give-up, floor brokerage, exchange and NFA fees, any other transaction costs, selling agent compensation, selling agent service fees and consulting fees to the trading advisors. The general partner retains the balance as payment for its services to Grant Park. Bid-ask spreads on Grant Park’s forward and other non-exchange traded contracts are not included in this breakeven table due to the difficulty of determining those spreads.

(4)	Grant Park is responsible for ongoing operating expenses, up to an amount not to exceed 0.25% of Grant Park’s average net assets per year. This amount is used for purposes of this breakeven analysis.

(5)
Grant Park’s organization and offering expenses are paid by the general partner and then reimbursed to the general partner by Grant Park. To pay this reimbursement, effective the initial closing date, Global 3 Class units are assessed at an annual rate of 30 basis points (0.30%) of adjusted net assets, calculated and payable monthly on the basis of month-end adjusted net assets of the applicable class.

(6)	Grant Park earns interest on free cash balances held in its futures trading accounts. Interest is estimated for these purposes at a rate of 0.75% per year.

(7)
Global 3 Class limited partners are prohibited from redeeming such units for three months following the subscription for units. Thereafter, Global 3 Class limited partners causing redemption of their units on or before the one-year anniversary of their subscription for the redeemed units will pay an early redemption fee of 1.5%, 1.0% or 0.5% of the net asset value of the redeemed units, depending on when the units are redeemed during the first year. For purposes of this breakeven analysis, the early redemption fee has been presented as an average of the three different early redemption fees to approximate the effect a payment of an early redemption fee would have on a redemption of Global 3 Class units at an undetermined point during the first year of investment. Because the early redemption fee has been averaged and the other fees and expenses shown assume an investment in Grant Park for one year, the breakeven analysis does not reflect the actual amount required to “break-even” for Global 3 Class units that are redeemed prior to the one-year anniversary of the investment, which will vary depending on the date of redemption.

This supplement revises and updates the discussion in the Prospectus under the heading “Risk Factors” by replacing the second sentence of the first paragraph on page 20 under the heading “Risk Factors – Trading forex contracts is subject to substantial and unique risks” in its entirety with the following:

Forex transactions are not traded on an exchange and the funds deposited with the counterparty for forex transactions will not receive the same protections as funds used to margin or guarantee exchange-traded derivatives.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by replacing the first paragraph on page 47 under the heading “The Trading Advisors – Graham Capital Management, L.P. – Management” with the following:

The listed principals of Graham are Kenneth G. Tropin, Paul Sedlack, Robert E. Murray, Thomas P. Schneider, Robert Griffith, Jeff Baisley, Fred J. Levin, William G. Pertusi, Barry S. Fox, Isaac Finkle, Gavin Gilbert, Sanjeev Gupta, Britton Holland, Steven H. Jacolow, Peter Jespen, David E. Keelan, Jon Tiktinsky, Marwan Younes, Brent Donnelly, Shannon Bass, Pablo Calderini, Cameron Crise, Timothy Every, Kenneth Fahrman, Melanie Lynch, Rita Nagle, KGT Inc. and KGT Investment Partners LP.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by replacing the first paragraph on page 53 under the heading “The Trading Advisors – Winton Capital Management Limited – Management” with the following:

The listed principals for Winton are David Winton Harding, Osman Murgian, Martin John Hunt, Anthony Daniell, Gurpreet Singh (Peter) Jauhal, David Beddall, Rajeev Patel, Andrew Bastow, Amur Jersey Limited and Samur Jersey Limited. Effective October 29, 2010, Mr. Gupreet Singh Jauhal’s principal listing with Winton has been withdrawn.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by adding the following paragraph directly following the second paragraph on page 55 under the heading “The Trading Advisors – Winton Capital Management Limited – Management”:

Andrew Bastow currently serves as Winton’s General Counsel and Director of Government and Regulatory Affairs.  Mr. Bastow joined Winton as General Counsel in October 2005 and was appointed to the firm’s Main Board of Directors in November 2010.  He was listed as a principal in November 2010. Mr. Bastow holds a First Class Master of Laws degree from the London School of Economics and Political Science.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by replacing the first paragraph on page 57 under the heading “The Trading Advisors – Global Advisors Jersey Limited (Global Advisors) – Management” with the following:

The listed principals of Global Advisors are Russell Newton, Daniel Masters, Dwayne Drexler, Paul Russell and Global Advisors Limited.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by adding the following paragraph directly following the third paragraph on page 58 under the heading “The Trading Advisors – Global Advisors Jersey Limited (Global Advisors) – Management”:

Paul Russell is a director and shareholder of Global Advisors. He was registered with the NFA as a Principal in October 2010 and is approved as a Principal Person of the Trading Advisor by the Jersey Financial Services Commission. Prior to joining Global Advisors in June 2010,Mr. Russell was the Chief Financial Officer, Chief Compliance Officer and a partner at Clive Capital LLP; a London based commodity hedge fund with over $400 Billion under management, where he was responsible for all financial, human resources, compliance and legal aspects from October 2007 to June 2010. From October 2001 to September 2007 Mr. Russell was employed by Global Advisors Limited as an associated person from June 2002 until September 2007. Global Advisors Limited is a limited liability company incorporated under the laws of England and Wales which was general partner to Global Advisors L.P., an investment management firm specializing in energy and metals commodities in the United States and United Kingdom, and which was organized as a limited partnership under the laws of England and Wales and Global Operations Services Inc., a Delaware, U.S.A. corporation and wholly owned subsidiary of Global Advisors Limited, to which Global Advisors L.P. delegated certain portfolio management and administrative services, and for which Mr. Russell was also responsible for all financial, human resources, compliance and legal aspects. Mr. Russell was the Compliance Director and a limited partner of Global Advisors LP. Mr. Russell was an associated person of Global Advisors LP from May 2002 to September 2007 and a principal from March 2004 to September 2007. He was also an associated person of Global Operations Services Inc. from July 2002 to September 2007. From July 2002 to September 2007, Mr. Russell also conducted compliance activities for and was authorized signatory to Global Advisors International Limited, an exempt commodity pool operator based in the Cayman Islands. He was an associated person for Global Advisors International Limited from July 2002 to September 2007. He obtained an MBA from the Open University Business School in 2000, specializing in knowledge management, performance measurement and evaluation, and creative management.

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by replacing the first paragraph on page 64 under the heading “The Trading Advisors – Sunrise Capital Partners, LLC (Sunrise) – Management” with the following:

The listed principals for Sunrise are Dr. Gary B. Davis, Dr. John V. Forrest, Richard Slaughter, Dr. Thomas R. Cardello, Martin Klitzner, Martin M. Ehrlich, Marie Laufik, Elissa Davis, Jason Gerlach, The Davis Family Trust, Commodity Monitors, Inc., TRC Greenwich, Inc., and Sunrise Capital Management, Inc. (Sunrise Capital Management).

This supplement revises and updates the discussion in the Prospectus under the heading “The Trading Advisors” by adding the following paragraph directly following the fifth paragraph on page 65 under the heading “The Trading Advisors – Sunrise Capital Partners, LLC (Sunrise) – Management”:

Jason S. Gerlach became a listed principal with Sunrise in March 2010 and was also registered as an associated person in September 2008. He is currently the Director of Operations for the firm. Mr. Gerlach joined Sunrise in May 2008 and oversees the company’s day-to-day business operations including strategy, administration, and regulatory compliance. Before joining Sunrise, Mr. Gerlach was an attorney with Howard Rice Nemerovski Canady Falk & Rabkin in San Francisco, California from August 2000 to March 2005. From March 2005 to May 2008, Mr. Gerlach served as the Owner, President and Chief Operating Officer of Allie’s Edibles LLC in San Francisco and then Carlsbad, California. Allie’s Edibles manufactures and sells artisan confections. Mr. Gerlach holds a J.D. cum laude and M.A. in Public Policy Analysis and Public Administration from the University of Wisconsin (1996) and a B.A. in Government from Cornell University (1993).

This supplement revises and replaces the table on page 70 of the Prospectus captioned “Performance of Grant Park – Class A Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - CLASS A UNITS
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Class A units for the last five full calendar years and the first ten months of 2010 is presented below. While the performance record set forth in the table below has not been independently audited, the General Partner believes that the information presented is accurate.  All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Class A units)
Type	Privately offered (through February 2003); Publicly offered beginning June 30, 2003; Multi-advisor
Inception of Trading	January 1989
Aggregate Gross Subscriptions at 10/31/10	$143,658,375
Net Asset Value at 10/31/10	$64,665,224
Worst Monthly Percentage Draw-Down (Since 1/05)(1)	-7.95% 01/10
Worst Peak-to-Valley Draw-Down (Since 1/05)(2)	-21.18% (Start of 02/04 - End of 04/05)

	Rate of Return(3)

	2010	2009	2008	2007	2006	2005

January	-7.95%	-0.91%	2.49%	1.25%	3.49%	-5.96%
February	0.63%	-0.80%	9.66%	-4.18%	-3.28%	3.42%
March	4.08%	-3.26%	-0.63%	-4.55%	4.06%	-0.51%
April	1.80%	-1.73%	-0.13%	5.23%	9.46%	-5.05%
May	-3.83%	1.64%	2.11%	4.60%	-0.81%	3.98%
June	-0.21%	-3.41%	3.06%	4.16%	-2.85%	1.89%
July	-1.66%	-1.26%	-5.06%	-3.72%	-3.66%	-1.96%
August	2.77%	1.15%	-2.41%	-3.71%	2.20%	1.97%
September	3.24%	1.17%	1.31%	8.78%	-1.10%	-0.04%
October	4.33%	-2.59%	4.76%	5.23%	-0.64%	-3.38%
November		4.24%	2.76%	-0.66%	3.59%	4.16%
December		-3.57%	1.08%	0.63%	-0.92%	-1.36%
Year	2.53%	-9.23%	19.91%	12.63%	9.11%	-3.44%
____________

(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 71 of the Prospectus captioned “Performance of Grant Park – Class B Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - CLASS B UNITS
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Class B units for the last five full calendar years and the first ten months of 2010 is presented below. While the performance record set forth in the table below has not been independently audited, the General Partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Class B units)
Type	Public; Multi-advisor
Inception of Trading	August 2003
Aggregate Gross Subscriptions at 10/31/10	$ 870,180,036
Net Asset Value at 10/31/10	$ 633,728,466
Worst Monthly Percentage Draw-Down(1) (Since 1/05)	-8.00% 01/10
Worst Peak-to-Valley Draw-Down(2) (Since 1/05)	-22.03% (Start of 02/04 - End of 04/05)

	Rate of Return(3)

	2010	2009	2008	2007	2006	2005

January	-8.00%	-0.98%	2.42%	1.18%	3.41%	-6.04%
February	0.57%	-0.88%	9.58%	-4.25%	-3.35%	3.34%
March	4.03%	-3.33%	-0.70%	-4.62%	3.98%	-0.59%
April	1.74%	-1.78%	-0.20%	5.15%	9.38%	-5.12%
May	-3.88%	1.58%	2.03%	4.52%	-0.88%	3.90%
June	-0.27%	-3.46%	2.99%	4.09%	-2.92%	1.81%
July	-1.71%	-1.32%	-5.12%	-3.79%	-3.73%	-2.03%
August	2.71%	1.09%	-2.48%	-3.78%	2.12%	1.89%
September	3.21%	1.12%	1.24%	8.70%	-1.17%	-0.11%
October	4.27%	-2.64%	4.69%	5.16%	-0.71%	-3.45%
November		4.19%	2.69%	-0.73%	3.51%	4.08%
December		-3.63%	1.01%	0.64%	-0.90%	-1.35%
Year	1.99%	-9.87%	18.88%	11.76%	8.28%	-4.25%
____________

(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 72 of the Prospectus captioned “Performance of Grant Park - Legacy 1 Class Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Legacy 1 Units
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Legacy 1 Class units from April 1, 2009 through October 31, 2010, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Legacy 1 Class)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 10/31/10	$ 7,056,103
Net Asset Value at 10/31/10	$ 6,912,058
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.77% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-10.93% (Start of 05/09 - End of 01/10)

	Rate of Return(3)

	2010	2009

January	-7.77%	---
February	0.82%	---
March	4.15%	---
April	1.77%	-1.59%
May	-3.53%	1.66%
June	-0.03%	-3.10%
July	-1.50%	-1.08%
August	2.86%	1.27%
September	3.24%	1.21%
October	4.35%	-2.42%
November		4.04%
December		-3.19%
Year	3.76%	-3.39%
____________

(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 73 of the Prospectus captioned “Performance of Grant Park - Legacy 2 Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Legacy 2 Units
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Legacy 2 Class units from April 1, 2009 through October 31, 2010, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Legacy 2 Class)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 10/31/10	$6,629,313
Net Asset Value at 10/31/10	$6,666,863
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.79% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-11.06% (Start of 03/09 - End of 01/10)

	Rate of Return(3)

	2010	2009

January	-7.79%	---
February	0.80%	---
March	4.13%	---
April	1.72%	-1.61%
May	-3.53%	1.62%
June	-0.05%	-3.12%
July	-1.52%	-1.09%
August	2.82%	1.26%
September	3.20%	1.21%
October	4.31%	-2.44%
November		4.04%
December		-3.22%
Year	3.49%	-3.55%

____________

(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 74 of the Prospectus captioned “Performance of Grant Park - Global 1 Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Global 1 Units
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Global 1 Class units from April 1, 2009 through October 31, 2010, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Global 1 Class)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 10/31/10	$ 9,957,400
Net Asset Value at 10/31/10	$ 9,481,229
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.80% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-13.28% (Start of 05/09 - End of 01/10)

	Rate of Return(3)

	2010	2009

January	-7.80%	---
February	0.71%	---
March	3.65%	---
April	1.52%	-0.28%
May	-2.21%	2.02%
June	0.29%	-3.21%
July	-2.51%	-1.26%
August	2.71%	1.11%
September	1.97%	1.18%
October	3.70%	-3.22%
November		3.75%
December		-4.21%
Year	1.47%	-4.32%
____________

(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 75 of the Prospectus captioned “Performance of Grant Park - Global 2 Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK - Global 2 Units
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Global 2 Class units from April 1, 2009 through October 31, 2010, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Global 2 Class)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 10/31/10	$ 18,318,714
Net Asset Value at 10/31/10	$ 18,029,256
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.82% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-13.53% (Start of 05/09 - End of 01/10)

	Rate of Return(3)

	2010	2009

January	-7.82%	---
February	0.69%	---
March	3.56%	---
April	1.50%	-0.30%
May	-2.24%	1.97%
June	0.29%	-3.24%
July	-2.53%	-1.28%
August	2.70%	1.09%
September	1.94%	1.10%
October	3.68%	-3.24%
November		3.61%
December		-4.17%
Year	1.21%	-4.64%
____________

(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the table on page 76 of the Prospectus captioned “Performance of Grant Park - Global 3 Units” in its entirety as follows:

PERFORMANCE OF GRANT PARK -  Global 3 Units
(Unaudited)

As required by CFTC regulations, the past performance record of Grant Park’s Global 3 Class units from April 1, 2009 through October 31, 2010, is presented below. While the performance record set forth in the table below has not been independently audited, the general partner believes that the information presented is accurate. All performance information is shown net of fees and expenses.

Name	Grant Park Futures Fund Limited Partnership (Global 3 Class)
Type	Public
Inception of Trading	April 2009
Aggregate Gross Subscriptions at 10/31/10	$ 129,796,210
Net Asset Value at 10/31/10	$ 128,624,058
Worst Monthly Percentage Draw-Down (Since April 2009)(1)	-7.95% 01/10
Worst Peak-to-Valley Draw-Down (Since April 2009)(2)	-14.63% (Start of 05/09 - End of 01/10)

	Rate of Return(3)

	2010	2009

January	-7.95%	---
February	0.54%	---
March	3.40%	---
April	1.33%	-0.44%
May	-2.38%	1.77%
June	0.10%	-3.49%
July	-2.67%	-1.43%
August	2.54%	0.94%
September	1.79%	0.96%
October	3.51%	-3.38%
November		3.52%
December		-4.36%
Year	-0.36%	-6.04%
____________
(1)
Worst Monthly Percentage Draw-Down is the largest monthly loss experienced by Grant Park in any calendar month expressed as a percentage of total equity in Grant Park and includes the month and year of that draw-down.

(2)
Worst Peak-to-Valley Draw-Down is the greatest cumulative percentage decline in month-end net asset value of Grant Park due to losses sustained by Grant Park during a period in which the initial month-end net asset value of Grant Park is not equaled or exceeded by a subsequent month-end net asset value of Grant Park and includes the time period in which the draw-down occurred.

(3)
The monthly rate of return is computed by dividing monthly performance by beginning monthly equity plus additions less redemptions. The monthly rates are then compounded to arrive at the annual rate of return.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

This supplement revises and replaces the eighteen paragraphs on pages 92-95 of the Prospectus under the heading “The Clearing Brokers – MF Global Inc. – Legal Proceedings” in its entirety as follows:

Legal Proceedings

At any given time, MF Global is involved in numerous legal actions and administrative proceedings, which in the aggregate, MF Global has advised the general partner are not expected to have a material effect upon its condition, financial or otherwise, or to the services it will render to Grant Park.  There have been no administrative, civil or criminal proceedings pending, on appeal or concluded against MF Global or its principals within the five years preceding the date of this prospectus that MF Global would deem material for purposes of Part 4 of the Regulations of the Commodity Futures Trading Commission (the “CFTC”), except as follows:

In May 2006, MF Global was sued by the Receiver for Philadelphia Alternate Asset Fund (“PAAF”) and associated entities for common law negligence common law fraud, violations of the Commodity Exchange Act and RICO violations (the “Litigation”).  In December 2007, without admitting any liability of any party to the Litigation to any other party to the Litigation, the Litigation was settled with MF Global agreeing to pay $69 million, plus $6 million of legal expenses, to the receiver, in exchange for releases from all applicable parties and the dismissal of the Litigation with prejudice.  In a related action, MF Global settled a CFTC administrative proceeding (In the Matter of MF Global, f/k/a Man Financial Inc., and Thomas Gilmartin) brought by the CFTC against MF Global and one of its employees for failure to supervise and recordkeeping violations.  Without admitting or denying the allegations, MF Global agreed to pay a civil monetary penalty of $2 million and accept a cease and desist order.

On February 20, 2007, MF Global settled a CFTC administrative proceeding (In the Matter of Steven M. Camp and Man Financial Inc., CFTC Docket No. 07-04) in which MF Global was alleged to have failed to supervise one of its former associated persons (“AP”) who was charged with fraudulently soliciting customers to open accounts at MF Global.  The CFTC alleged that the former AP misrepresented the profitability of a web-based trading system and of a purported trading system to be traded by a commodity trading advisor.  Without admitting or denying the allegation, MF Global agreed to pay restitution to customers amounting to $196,900.44 and a civil monetary penalty of $120,000.  MF Global also agreed to a cease and desist order and to strengthen its supervisory system for overseeing sales solicitations by employees in connection with accounts to be traded under letters of direction in favor of third party system providers.

On March 6, 2008, and thereafter, five virtually identical proposed class action securities suits were filed against MF Global’s parent, MF Global Ltd., certain of its officers and directors, and Man Group plc. These suits have now been consolidated into a single action.  The complaints seek to hold defendants liable under Sections 11, 12 and 15 of the Securities Act of 1933 by alleging that the registration statement and prospectus issued in connection with MF Global Ltd.’s initial public offering in July 2007 were materially false and misleading to the extent that representations were made regarding MF Global Ltd.’s risk management policies, procedures and systems. The allegations are based upon MF Global Ltd.’s disclosure of $141.5 million in trading losses incurred in a single day by an associated person in his personal trading account (“Trading Incident”), which losses MF Global Ltd. was responsible to pay as an exchange clearing member.  The consolidated cases have been dismissed on a motion to dismiss by defendants.  Plaintiffs have appealed.

On December 17, 2009, MF Global settled a CFTC administrative proceeding in connection with the Trading Incident and three other matters without admitting or denying any allegations and accepting a charge of failing to supervise (In the Matter of MF Global Inc. CFTC Docket No. 10-03). The three additional matters that were settled involved allegations that MF Global failed to implement procedures to ensure proper transmissions of price information for certain options that were sent to a customer, specifically that the price indications reflected a consensus taken on [a particular] time and date and were derived from different sources in the market place; failed to diligently supervise the proper and accurate preparation of trading cards and failed to maintain appropriate written authorization to conduct trades for a certain customer. Under the CFTC’s order, MF Global agreed to pay an aggregate civil monetary penalty of $10 million (which it had previously accrued) and agreed to a cease and desist order.  In addition, MF Global agreed to specific undertakings related to its supervisory practices and procedures and MF Global agreed that it would engage an independent outside firm to review and assess the implementation of the undertakings and certain recommendations that MF Global previously accepted. At the same time, MF Global, without admitting or denying the allegations made by the CME, settled a CME disciplinary action relating to the Trading Incident by paying a fine of $495,000.

On August 28, 2009, Bank of Montreal (“BMO”) instituted suit against MF Global and its former broker, Joseph Saab (“Saab”) (as well as a firm named Optionable, Inc. and five of its principals or employees), in the United States District Court for the Southern District of New York.  In its complaint, BMO asserts various claims against all defendants for their alleged misrepresentation of price quotes to BMO’s Market Risk Department (“MRD”) as independent quotes when defendants knew, or should have known, that David Lee (“Lee”), BMO’s trader, created the quotes which, in circular fashion, were passed on to BMO through MF Global’s broker, thereby enabling Lee substantially to overvalue his book at BMO.  BMO further alleges that MF Global and Saab knew that Lee was fraudulently misrepresenting prices in his options natural gas book and aided and abetted his ability to do so by MF Global’s actions in sending price indications to the BMO MRD, and substantially assisted Lee’s breach of his fiduciary duties to BMO as its employee.  The complaint seeks to hold all defendants jointly and severally liable and, although it does not specify an exact damage claim, it claims CAD 680.0 million (approximately $635.9 million) as a pre-tax loss for BMO in its natural gas trading, claims that it would not have paid brokerage commissions to MF Global (and Optionable), would not have continued Lee and his supervisor as employees at substantial salaries and bonuses, and would not have incurred substantial legal costs and expenses to deal with the Lee mispricing. MF Global has made a motion to dismiss, which is pending.

In or about October 2003, MF Global uncovered an apparent fraudulent scheme conducted by third parties unrelated to MF Global that may have victimized a number of its clients.  CCPM, a German Introducing Broker, introduced to MF Global all the clients that may have been victimized.  An agent of CCPM, Michael Woertche (and his asssociates), apparently engaged in a Ponzi scheme in which allegedly unauthorized transfers from and trading in accounts maintained at MF Global were utilized to siphon money out of these accounts, on some occasions shortly after they were established.  MF Global was involved in two arbitration proceedings relating to these CCPM introduced accounts.  The first arbitration involved claims made by two claimants before a NFA panel.  The second arbitration involves claims made by four claimants before a FINRA panel.  The claims in both arbitrations are based on allegations that MF Global and an employee assisted CCPM in engaging in, or recklessly or negligently failed to prevent, unauthorized transfers from, and trading in, accounts maintained by MF Global.  Damages sought in the NFA arbitration proceeding were approximately $1.7 million in compensatory damages, unspecified punitive damages and attorney’s fees in addition to the rescission of certain deposit agreements.  The NFA arbitration was settled for $200,000 as to one claimant and a net of $240,000 as to the second claimant during fiscal 2008.  Damages sought in the FINRA proceeding were approximately $6 million in compensatory damages and $12 million in punitive damages.  During the year ended March 31, 2009, the FINRA arbitration was settled for an aggregate of $800,000.

MF Global was named as a co-defendant in an action filed in Florida State Court by Eagletech Communications Inc. (“Eagletech”) and three of its alleged shareholders against 21 defendants, including banks, broker-dealers and clearing brokers, as well as “100 John Doe defendants or their nominee entities”. The complaint alleges that the defendants engaged in a criminal conspiracy designed to manipulate the publicly traded share price of Eagletech stock. Plaintiffs seek unspecified compensatory and special damages, alleging that “Man Group PLC d/b/a Man Financial Inc” participated in the conspiracy by acting as a clearing broker for a broker-dealer that traded in Eagletech stock. The complaint asserts claims under RICO, the Florida Securities and Investor Protection Act, the Florida Civil Remedies for Criminal Practices Act and a related negligence claim. On May 9, 2007, defendants filed a notice removing the State Court action to the United States District Court for the Southern District of Florida pursuant to 28 U.S.C. Section 1441(a). On October 2, 2007, plaintiffs filed a first amended complaint in the Federal Court action asserting additional claims against MF Global under Florida common law, including civil conspiracy, conversion and trespass to chattels. On February 26, 2008, the financial institution defendants, including MF Global Inc., filed a motion to dismiss seeking dismissal of all claims asserted in the amended complaint on the ground that the claims are barred by the Private Securities Litigation Reform Act (“PSLRA”) and preempted by the federal securities laws. On June 27, 2008, the Court partially granted the motion, holding that the federal RICO claims are barred by the PSLRA and dismissing the RICO claims with prejudice. The Court declined to exercise supplemental jurisdiction over the state law claims and remanded those claims to the Florida State Court. On July 25, 2008, plaintiffs filed a notice of appeal of the Court’s June 27, 2008 decision to the United States Court of Appeals for the Eleventh Circuit but subsequently withdrew its appeal.

In December 2007, MF Global, along with four other futures commission merchants (“FCMs”), were named as defendants in an action filed in the United States District Court in Corpus Christi, Texas by 47 individuals who were investors in a commodity pool (RAM I LLC) operated by Renaissance Asset Management LLC. The complaint alleges that MF Global and the other defendants violated the Commodity Exchange Act and alleges claims of negligence, common law fraud, violation of a Texas statute relating to securities fraud and breach of fiduciary duty for allegedly failing to conduct due diligence on the commodity pool operator and commodity trading advisor, having accepted executed trades directed by the commodity trading advisor, which was engaged in a fraudulent scheme with respect to the commodity pool, and having permitted the improper allocation of trades among accounts. The plaintiffs claim damages of $32.0 million, plus exemplary damages, from all defendants. All of the FCM defendants moved to dismiss the complaint for failure to state a claim upon which relief may be granted. Following an initial pre-trial conference, the court granted plaintiffs leave to file an amended complaint. On May 9, 2008, plaintiffs filed an amended complaint in which plaintiffs abandoned all claims except a claim alleging that the FCM defendants aided and abetted violations of the Commodity Exchange Act. Plaintiffs now seek $17.0 million in claimed damages plus exemplary damages from all defendants. MF Global filed a motion to dismiss the amended complaint which was granted by the court and appealed by the plaintiffs.

The Liquidation Trustee (“Trustee”) for Sentinel Management Group, Inc. (“Sentinel”) sued MF Global in June 2009 on the theory that MF Global’s withdrawal of $50.2 million within 90 days of the filing of Sentinel’s bankruptcy petition on August 17, 2007 is a voidable preference under Section 547 of the Bankruptcy Code and, therefore, recoverable by the Trustee, along with interest and costs.

In May 2009, investors in a venture set up by Nicholas Cosmo (“Cosmo”) sued Bank of America and MF Global, among others, in the United States District Court for the Eastern District of New York, alleging that MF Global, among others, aided and abetted Cosmo and related entities in a Ponzi scheme in which investors lost $400 million. MF Global has made a motion to dismiss which is currently pending before the court.

In the late spring of 2009, MF Global was sued in Oklahoma State Court by customers who were substantial investors with Mark Trimble (“Trimble”) and/or Phidippides Capital Management (“Phidippides”). Trimble and Phidippides may have been engaged in a Ponzi scheme. Plaintiffs allege that MF Global “materially aided and abetted” Trimble’s and Phidippides’ violations of the anti-fraud provisions of the Oklahoma securities laws and they are seeking damages “in excess of” $10,000 each. MF Global made a motion to dismiss which was granted by the court. Plaintiffs have appealed.

MF Global and an affiliate, MF Global Market Services LLC (“Market Services”), are currently involved in litigation with a former customer of Market Services, Morgan Fuel & Heating Co., Inc. (“Morgan Fuel”) and its principals, Anthony Bottini, Jr., Brian Bottini and Mark Bottini (the “Bottinis”). The litigations arise out of trading losses incurred by Morgan Fuel in over-the-counter derivative swap transactions, which were unconditionally guaranteed by the Bottinis.

On October 6, 2008, Market Services commenced an arbitration against the Bottinis to recover $8.3 million, which is the amount of the debt owed to Market Services by Morgan Fuel after the liquidation of the swap transactions. MF Global Market Services LLC v. Anthony Bottini, Jr., Brian Bottini and Mark Bottini, FINRA No. 08-03673. Each of the Bottinis executed a guaranty in favor of Market Services personally and unconditionally guaranteeing payment of the obligations of Morgan Fuel upon written demand by Market Services. Market Services asserted a claim of breach of contract based upon the Bottinis’ failure to honor the guarantees.

On October 21, 2008, Morgan Fuel commenced a separate arbitration proceeding before FINRA against MF Global and Market Services. Morgan Fuel claims that MF Global and Market Services caused Morgan Fuel to incur approximately $14.2 million in trading losses (Morgan Fuel v. MF Global and Market Services, FINRA No. 08-03879). Morgan Fuel seeks recovery of $5.9 million in margin payments that it allegedly made to Market Services and a declaration that it has no responsibility to pay Market Services for the remaining $8.3 million in trading losses because Market Services should not have allowed Morgan Fuel to enter into, or maintain, the swap transactions.

The Bottinis also asserted a third-party claim against Morgan Fuel, which in turn asserted a fourth-party claim against MF Global, Market Services and Steven Bellino (an MF Global employee) in the arbitration proceeding commenced by Market Services.

On December 12, 2008, MF Global settled three CME Group disciplinary actions involving allegations that on a number of occasions in 2006 and 2007, MF Global employees engaged in impermissible pre-execution communications in connection with trades executed on the e-cbot electronic trading platform, withheld customer orders that were executable in the market for the purpose of soliciting, and brokering contra-orders and crossed orders on the e-cbot trading platform without allowing for the minimum required exposure period between the entry of the orders. MF Global was also charged with failing to properly supervise its employees in connection with these trades. Without admitting or denying any wrongdoing, MF Global consented to an order of a CME Business Conduct Committee Panel which found that MF Global violated legacy CBOT Rule 504.00 and Regulations 480.10 and 9B.13 and 9B.13(c) and ordered MF Global to pay a $400,000 fine, cease and desist from similar conduct and, in consultation with CME Market regulation Staff, enhance its training practices and supervisory procedures regarding electronic trading practices.

MF Global acts only as clearing broker for the futures accounts to be traded by Grant Park and as such is paid commissions for executing and clearing trades.  The cases and settlements referenced above will not materially affect MF Global or its ability to perform as a clearing broker.  MF Global has not passed upon the adequacy or accuracy of this prospectus and will not act in any supervisory capacity with respect to the general partner of the commodity pool or to the Commodity Trading Advisor, as the case may be, nor participate in the management of the general partner or of the commodity pool or of the Trading Advisor.  Therefore, prospective investors should not rely on MF Global in deciding whether or not to invest in Grant Park.

This supplement revises and replaces the three paragraphs on page 96 of the Prospectus under the heading “The Clearing Brokers – NewEdge USA, LLC – Legal Proceedings” in its entirety as follows:

Legal Proceedings

At any given time, Newedge USA is involved in numerous legal actions and administrative proceedings, which Newedge USA has advised the general partner are not, in the aggregate, as of the date of this prospectus, expected to have a material effect upon its condition, financial or otherwise, or to the services it renders to Grant Park. Newedge USA has also advised the general partner that, as of the date of this prospectus, there have been no material, administrative, civil or criminal proceedings pending, on appeal or concluded against Newedge USA, NAST or its principals within the last five years, except as follows.

In March 2008, Newedge USA settled, without admitting or denying the allegations, a disciplinary action brought by the New York Mercantile Exchange (“NYMEX”) alleging that Newedge USA violated NYMEX rules related to: numbering and time stamping orders by failing properly to record a floor order ticket; wash trading; failure to adequately supervise employees; and violation of a prior NYMEX cease and desist order, effective as of December 5, 2006, related to numbering and time stamping orders and block trades. Newedge USA paid a $100,000 fine to NYMEX in connection with this settlement.

Neither Newedge USA, NAST nor any affiliate, officer, director or employee thereof have passed on the merits of this prospectus, or give any guarantee as to the performance or any other aspect of Grant Park.

This supplement revises and replaces the eleven paragraphs on page 96-98 of the Prospectus under the heading “The Clearing Brokers – UBS Securities LLC – Legal Proceedings” in its entirety as follows:

Legal Proceedings

UBS Securities has advised the general partner that, except as set forth below, neither UBS Securities nor any of its principals have been involved in any administrative, civil or criminal proceeding, whether pending, on appeal or concluded, within the past five years that is in UBS Securities’ determination material to a decision whether to invest in Grant Park in light of all the circumstances. UBS Securities is and has been a defendant in numerous legal actions relating to its securities and commodities business that allege various violations of federal and state securities laws.

On June 27, 2007, the Securities Division of the Secretary of the Commonwealth of Massachusetts (“Massachusetts Securities Division”) filed an administrative complaint (the "Complaint") and notice of adjudicatory proceeding against UBS Securities, captioned In The Matter of UBS Securities, Docket No. E-2007-0049, which alleged that UBS Securities violated the Massachusetts Uniform Securities Act ("the "Act") and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities.  The Complaint seeks a cease and desist order from conduct that violates the Act and regulations, to censure UBS Securities, to require UBS Securities to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint. The matter is still pending.

In the summer of 2008, the Massachusetts Securities Division, Texas State Securities Board, and the New York Attorney General (“NYAG”) all brought actions against UBS Securities and UBS Financial Services, Inc. (“UBS Financial”), alleging violations of various state law anti-fraud provisions in connection with the marketing and sale of auction rate securities.

On August 8, 2008, UBS Securities and UBS Financial reached agreements in principle with the SEC, the NYAG, the Massachusetts Securities Division and other state regulatory agencies represented by the North American Securities Administrators Association (“NASAA”) to restore liquidity to all remaining client’s holdings of auction rate securities by June 30, 2012.  On October 2, 2008, UBS Securities and UBS Financial entered into a final consent agreement with the Massachusetts Securities Division settling all allegations in the Massachusetts Securities Division’s administrative proceeding against UBS Securities and UBS Financial with regards to the auction rate securities matter.  On December 11, 2008, UBS Securities and UBS Financial executed an Assurance of Discontinuance in the auction rate securities settlement with the NYAG. On the same day, UBS Securities and UBS Financial finalized settlements with the SEC. UBS paid penalties of $75 million to NYAG and an additional $75 million to be apportioned among the participating NASAA states.  In March 2010, UBS and NASAA agreed on final settlement terms, pursuant to which, UBS agreed to provide client liquidity up to an additional $200 million.

On August 14, 2008 the New Hampshire Bureau of Securities Regulation filed an administrative action against UBS Securities relating to a student loan issuer, the New Hampshire Higher Education Loan Corp.

(NHHELCO).  The complaint alleges fraudulent and unethical conduct in violation of New Hampshire state statues.  On April 14, 2010, UBS Securities entered into a Consent Order resolving all of the Bureau’s claims. UBS paid $750,000 to the Bureau for all costs associated with the Bureau’s investigation. UBS entered a separate civil settlement with NHHELCO and provided a total financial benefit of $20 million to NHHELCO.

On April 29, 2010, the CFTC issued an order with respect to UBS Securities LLC and levied a fine of $200,000. The order stated that on February 6, 2009, UBS Securities’ employee broker aided and abetted UBS Securities’ customer’s concealment of material facts from the New York Mercantile Exchange (“NYMEX”) in violation of Section 9(a)(4) of the CEA, 7 U.S.C. Section 13(a)(4) (2006).  Pursuant to NYMEX Rules, a block trade must be reported to NYMEX “within five minutes of the time of execution” consistent with the requirements of NYMEX Rule 6.21C(A)(6).  Although the block trade in question was executed earlier in the day, UBS Securities’ employee broker aided and abetted its customer’s concealment of facts when, in response to the customer’s request to delay reporting the trade until after the close of trading, UBS Securities’ employee did not report the trade until after the close.  Because the employee broker undertook his actions within the scope of his employment, pursuant to Section 2(a)(1)(B) of the CEA, 7 U.S.C. Section 2(a)(1)(B) (2006), and Commission Regulation 1.2, 17 C.F.R. Section 1.2 (2009), UBS Securities is liable for the employee broker’s aiding and abetting of its customer’s violation of Section 9(a)(4) of the CEA.  The fine has been paid and the matter is now closed.

UBS Securities will act only as clearing broker for Grant Park and as such will be paid commissions for executing and clearing trades on behalf of Grant Park.  UBS Securities has not passed upon the adequacy or accuracy of this prospectus. UBS Securities neither will act in any supervisory capacity with respect to the general partner nor participate in the management of Grant Park.

This supplement revises and updates the discussion in the Prospectus under the heading “Conflicts of Interest” by replacing the first paragraph on page 99 under the heading “Conflicts of Interest – General Partner and Trading Advisor Ownership Interest in Grant Park” in its entirety with the following:

As of October 31, 2010, Grant Park had net assets of approximately $868.1 million, and has issued limited partnership interests in transactions registered under the Securities Act of 1933 for net aggregate capital contributions equal to $1.19 billion. The general partner has made and is required to maintain a cash general partnership investment in Grant Park equal to 1% of such amount from time to time. The general partner may make withdrawals of any investment in excess of this amount. As of October 31, 2010, the sole principal of EMC beneficially owned approximately 0.03% of the interests in Grant Park as a limited partner, and a principal of Rabar, Paul Rabar, owned approximately 0.17% of the interests in Grant Park as a limited partner. As of October 31, 2010, Ms. O’Rourke and Mr. Meehan, principals of the general partner, owned less than 0.07% of the interests in Grant Park as limited partners. Other principals of or persons affiliated with the general partner or the trading advisors may, from time to time, own interests in Grant Park. However, at October 31, 2010, no other persons affiliated with any of the trading advisors, other than as detailed above, own an interest in Grant Park.

This supplement revises and updates the discussion in the Prospectus under the heading “Conflicts of Interest” by adding the following directly following the fifth paragraph on page 99 under the new heading “Conflicts of Interest –” in its entirety with the following:

Incentive Compensation

The Trading Advisors are compensated in part by receiving a quarterly incentive fee for any net new profits which Grant Park generates.  This may present a conflict of interest in that the Trading Advisors may have an incentive to trade more aggressively (including using more leverage) or entering riskier trades in an attempt to produce greater profits.